Exhibit 99.1

Transocean Ltd.
Investor Relations and
Communications Dept.

Analyst Contact:	Gregory S. Panagos	News Release
+1 713-232-7551
Media Contact:	Guy A. Cantwell
	+1 713-232-7647	FOR RELEASE: December 9, 2010

ZUG COURT DECISION PREVENTS TRANSOCEAN

FROM PROCEEDING WITH DISTRIBUTION

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that the Administrative Court of the Canton of Zug rejected its appeal of the decree of the Commercial Register of the Canton of Zug to not register the first installment of the approximately $1 billion cash distribution approved by shareholders in May 2010. Transocean is considering its alternatives, including a possible appeal of the ruling to the Swiss Federal Supreme Court by January 24, 2011.

Transocean will determine whether or not to appeal the court’s decision to the Swiss Federal Supreme Court following a detailed review of the court’s reasons for the negative ruling. If Transocean does not appeal, the court decision will likely prevent Transocean from paying the first and all subsequent installments of the cash distribution.

Shareholders approved a distribution in the form of a par value reduction in an aggregate amount of 3.44 Swiss francs per issued share, equal to approximately 3.49 U.S. dollars (using an exchange rate of 1.00 U.S. dollar to 0.9862 Swiss francs as of the close of trading on December 8, 2010) to be calculated and paid in four installments. The proposal for the distribution was described in a proxy statement filed April 1, 2010 in connection with the Annual General Meeting on May 14, 2010 and approved by shareholders at the meeting. Under Swiss law, upon satisfaction of all legal requirements, Transocean was required to submit an application to the Zug Commercial Register to register the applicable par value reduction.

Forward-Looking Statements

Statements regarding the distribution to shareholders, including timing and amount of distribution, available options, appeal of the rejection of the application to the relevant courts, future payments of the distribution, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to compliance with legal requirements, operating hazards and delays, actions by governmental and regulatory authorities (including courts), customers and other third parties, the future price of oil and gas, the actual revenues earned and other factors detailed in the company’s most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Additional information regarding the distribution may be found in the company’s most recent Form 10-Q, proxy statement and other filings made with the SEC.

About Transocean

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 139 mobile offshore drilling units and three ultra-deepwater drillships and a high-specification jackup under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 45 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 26 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

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